EXHIBIT 99.1

                   KLINAIR ENVIRONMENTAL TECHNOLOGIES LIMITED
                        ACQUIRES GSI SECURITIZATION INC.

Tuesday May 20, 2003

Grand Cayman, BWI - May 20, 2003--Klinair Environmental Technologies Limited , is pleased to announce it has received shareholder approval to acquire all of the outstanding shares of GSI Securitization Inc. (GSI), of Princeton, New Jersey.

GSI as described in our prior news release of May 5, 2003 is in the business of purchasing accounts receivables from medical providers in the USA who receive immediate payment for medical services in an amount determined by the actual net value of the receivables, based upon due diligence of cash flow of the medical provider for three (3) years. Then GSI through associates (the GSI Group), process and collect the receivables.

Klinair also received shareholder approval to consolidate its existing shares on the basis of one new share for each two shares outstanding; increase its authorized share capital from 25,000,000 to 100,000,000 shares; change its name to GSI Securitization Ltd.; create a new 5% preferred, non-convertible voting share; and elected five new board members to replace all three prior directors which resigned at the shareholder meeting.

The five new board members elected by the shareholders are Gunter Slaton, Robert
D. Couch, Sally Engel, Kenneth B. Cummings, M.D. and Robert Nisenson. Gunther Slaton has been elected to serve as the Chairman and Chief Executive Officer of Klinair.

Klinair will issue 54,000,000 post consolidated Klinair restricted shares to GSI shareholders; and will issue 9,000,000 5% preferred , non-convertible, voting shares to Gunther Slaton.

Klinair anticipates the new consolidated GSI shares will be called for trading within the next three weeks.

Forward Looking Statements. This Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "plan," "expect," or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this Release, including the above matters and in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

For Further Information Contact either:

William Grafham                            Gunther Slaton
Investor Relations                         President & C.E.O.
Phone: 480-483-3184                        Phone: 609-987-8080
Email: wgrafham@earthlink.net              Email: finance@gsisecuritization.com